Exhibit 99.1

Press Release

Asia Pay announces Beijing Representative Office license approved by Beijing Government

October 29, 2004 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTC BB: APYM) is pleased to announce today that it has received approval from the Beijing Municipal Government for a Representative Office License for Asia Payment Systems.

Asia Pay is an Asian-based credit card processing merchant services company, which is developing a network to provide credit card clearing services to merchants and financial institutions in China. Asia Pay is in the final stages of negotiation with several Asian clients to provide processing services. The primary focus of future development efforts will be the rapidly growing Chinese credit card market. Asia Pay aims to become a leading China-wide provider of world-class third-party processing services to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards.

Matt Mecke, President & CEO of Asia Pay, announced "We are very pleased to be able to announce today the approval of our BJ Representative Office by the Beijing Municipal Government. We feel this approval is the first step for Asia Pay to become the premier payment services company in China. We continue to cooperate with our China partners and related parties to develop China wide processing systems and related applications and services and this BJ Rep. Office approval is the first step towards Asia Pay providing increasing levels of Asia Pay services to our Clients in China.

We hope to be able to follow this announcement with similar licenses and government approvals in China as we continue to expand our locations, client support, and in our systematic approach to provide leading edge payment processing applications and services to our customers in China and around the region"

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Hong Kong, Beijing and Shenzhen in China, and Hong Kong. Asia Pay develops credit card processing networks which provide clearing services to Merchants, Oil Companies, and Financial Institutions in China, Japan, and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards.

For more information about Asia Payment Systems, Inc. (Asia Pay), please visit:

www.asia-pay.com

Contacts:
Asia Payment Systems, Inc.
Matt Mecke
President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com